Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 21, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.118511 per unit, payable on August 14, 2014, to unit holders of record on July 31, 2014.

This month’s distribution increased from the previous month due to both decreased operating expenses and lower capital expenditures offset by slightly decreased production of oil and a reduction of gas produced and processed for May due to maintenance of the primary gas plant. Also, pricing for May declined slightly for both oil and gas.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,472 bbls and 125,068 Mcf. The average price for oil was $92.51 per bbl and for gas was $6.45 per Mcf. This would primarily reflect production for the month of May for oil and the month of April for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties Volumes		Net to Trust Sales Volumes				Average	Price
	Oil (per bbl)	Gas (per Mcf)	Oil (per bbl)		Gas (per Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month	99,591	196,140	56,472	*	125,068	*	$92.51	$6.45	**
Prior Month	102,094	243,201	49,678	*	89,171	*	$93.23	$6.70	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During May 2014, three of the 2014 workover wells were completed and producing. There were no new wells of the 2014 program completed in the month of May. Capital expenditures were approximately $1,218,378. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim have been processed through the monthly distributions. These prior period adjustments along with the respective reimbursements of the withheld monies have been completed as of last month, however, these adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee. On June 20, 2014, the unitholders approved Southwest Bank as successor trustee, effective August 29, 2014.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Dickerman Sadler Managing Director U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.855.588.7839